Item 77.I. Terms of New or Amended Securities
Active International Allocation Portfolio, Asian Equity Portfolio, Emerging Markets Portfolio, Frontier Emerging Markets Portfolio, Global Franchise Portfolio, Global
Quality Portfolio, International Equity Portfolio, International Small Cap Portfolio, Select Global Infrastructure Portfolio, Advantage Portfolio, Global Advantage Portfolio, International Advantage Portfolio, Global Discovery Portfolio, Growth Portfolio, Global
Insight Portfolio, Insight Portfolio, Global Opportunity Portfolio, International Opportunity Portfolio,
Opportunity Portfolio, Global Real Estate Portfolio, International Real Estate Portfolio, U.S. Real Estate Portfolio, Emerging Markets Domestic Debt Portfolio,
Emerging Markets External Debt Portfolio, Multi-Asset
Portfolio
(collectively, the "Portfolios")
The Board of Directors of Morgan Stanley Institutional
Fund, Inc. (the "Fund") has approved (i) the offering of a commission, which will be paid by Morgan Stanley Distribution, Inc., as distributor of the Fund, to certain financial intermediaries as compensation on sales of Class
A shares of the Portfolios of $1 million or more; and (ii) the imposition of a contingent deferred sales charge on Class A shares of the Portfolios in relation thereto. The Fund made these changes in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission (the "Commission") on July 25,
2014 (accession number 0001104659-14-053603) and
incorporated by reference herein.
Global Quality Portfolio (Classes I, A and L Shares)
The Board of Directors of Morgan Stanley Institutional
Fund, Inc. (the "Fund") has approved a decrease in the expense cap with respect to the Class I, Class A and Class
L shares of the Global Quality Portfolio (the "Portfolio"), effective October 1, 2014. Accordingly, the following changes to the Prospectus became effective on October 1, 2014. The Fund made these changes in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission (the "Commission") on September
17, 2014 (accession number 0001104659-14-066840) and
incorporated by reference herein.
Global Quality Portfolio (Class IS Shares)
The Board of Directors of Morgan Stanley Institutional
Fund, Inc. (the "Fund") has approved a decrease in the expense cap with respect to the Class IS shares of the Global Quality Portfolio (the "Portfolio"), effective
October 1, 2014. Accordingly, the following changes to the Prospectus became effective on October 1, 2014. The
Fund made these changes in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission (the "Commission") on September
17, 2014 (accession number 0001104659-14-066840) and
incorporated by reference herein.
International Small Cap Portfolio
The Board of Directors of Morgan Stanley Institutional
Fund, Inc. (the "Fund") approved a Plan of Liquidation with respect to the International Small Cap Portfolio (the "Portfolio"), a series of the Fund. Pursuant to the Plan of Liquidation, substantially all of the assets of the Portfolio will be liquidated, known liabilities of the Portfolio will be satisfied, the remaining proceeds will be distributed to the Portfolio's stockholders, and all of the issued and outstanding shares of the Portfolio will be redeemed (the "Liquidation"). The Liquidation occurred on January 30,
2015. On December 15, 2014, the Portfolio suspended the offering of its shares to new investors. Effective as of the close of business on January 28, 2015, the Portfolio suspended the continuous offering of its shares to all investors and thus, no further purchases of shares of the Portfolio may be made by investors. The Fund announced this liquidation in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission
(the "Commission") on December 29, 2014 (accession number 0001104659-14-089092) and incorporated by reference herein.
Emerging Markets Leaders Portfolio
Articles Supplementary to Registrant's Articles of
Amendment and Restatement (adding Emerging Markets
Leaders Portfolio), dated November 14, 2014, is incorporated herein by reference to Exhibit (a)(64) to Post-Effective Amendment No. 128 to the Registration Statement on Form N-1A filed on November 26, 2014, accession number 0001104659-14-083425, file number:
033-23166.
Emerging Markets Leaders Portfolio
The Board of Directors of the Corporation (the "Board of Directors"), at a meeting duly convened and held on September 17, 2014, adopted resolutions which: (i) increased the total number of shares of stock which the Corporation has authority to issue to sixty-three billion (63,000,000,000) shares of common stock; (ii) established one (1) additional portfolio of common stock consisting of four classes, designated as Emerging Markets Leaders Portfolio - Class I, Emerging Markets Leaders Portfolio
- Class A, Emerging Markets Leaders Portfolio - Class
L and Emerging Markets Leaders Portfolio - Class IS;
and (iii) classified 500,000,000 shares of common stock as shares of Emerging Markets Leaders Portfolio - Class
I, 1,000,000,000 shares of common stock as shares of Emerging Markets Leaders Portfolio - Class A,
500,000,000 shares of common stock as shares of Emerging Markets Leaders Portfolio - Class L and
500,000,000 shares of common stock as shares of Emerging Markets Leaders Portfolio - Class IS. The terms applicable to the classes of common stock designated and classified as set forth above, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as set by the Board of Directors, are the same as the terms of the existing classes of common stock which are set forth in the Articles of Restatement of the Corporation, as amended and supplemented (the "Charter"). The aggregate number of shares of stock of all classes that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law, and the shares of Emerging Markets Leaders Portfolio - Class I, Emerging Markets Leaders Portfolio - Class A, Emerging Markets
Leaders Portfolio - Class L and Emerging Markets
Leaders Portfolio - Class IS have been classified and designated by the Board of Directors under the authority contained in Article FIFTH, Section 3 of the Charter.